Exhibit 99.1

Zynex Announces Share Buyback Program

LONE TREE, CO – December 6, 2017 – Zynex, Inc. (OTCQB: ZYXI), an innovative medical technology company specializing in the manufacture and sale of non-invasive medical devices for pain management, stroke rehabilitation, cardiac monitoring and neurological diagnostics, today announced that its board of directors approved a program to buy back up to $2 million of the Company's common stock.

In making the announcement, Zynex President and CEO Thomas Sandgaard stated, “We are committed to delivering shareholder value, and this buyback program authorization reflects the board's confidence in both our short-term prospects and our long term growth strategy. We believe that the current market value of our shares does not accurately reflect the underlying value of the Company and the buyback program represents an attractive opportunity to deploy capital in a way that will benefit stockholders.”

Under the share buyback program, buybacks may be made from time-to-time in open market and negotiated purchases, effective immediately through the next twelve months.  These buybacks will be made in compliance with the SEC’s Rule 10b-18, subject to market conditions, available liquidity, cash flow, applicable legal requirements and other factors. This program does not obligate the Company to acquire any particular amount of common stock and the program may be suspended or discontinued at any time. The Company expects to finance the purchases with existing cash balances.

Zynex, Inc. had approximately 32.8 million shares outstanding as of November 30, 2017.

About Zynex

Zynex, founded in 1996, markets and sells its own design of electrotherapy medical devices used for pain management and rehabilitation; and the company's proprietary NeuroMove device designed to help recovery of stroke and spinal cord injury patients. Zynex is also developing a new blood volume monitor for use in hospitals and surgery centers. For additional information, please visit: Zynex.com.

Safe Harbor Statement

Certain statements in this release are "forward-looking" and as such are subject to numerous risks and uncertainties. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain FDA clearance and CE marking of new products, the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement from insurance companies for products sold or rented to our customers, acceptance of our products by health insurance providers, our dependence on third party manufacturers to produce our goods on time and to our specifications, implementation of our sales strategy including a strong direct sales force our ability to up-list to a larger exchange and other risks described in our filings with the Securities and Exchange Commission including the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2016 as well as Forms 10-Q, 8-K and 8-K/A, press releases and the Company's website.

Contact:
Zynex, Inc.
(303) 703-4906
Investor Relations Contact:
Amato And Partners, LLC
Investor Relations Counsel
admin@amatoandpartners.com

SOURCE Zynex